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                                    EXHIBIT 2

                               FIRST AMENDMENT TO
                               AGREEMENT TO MERGE
                           AND PLAN OF REORGANIZATION

         THIS FIRST AMENDMENT TO THE AGREEMENT TO MERGE AND PLAN OF REORGANIZATION (the "First Amendment") is entered into as of May 24, 2001, among Mid-State Bank, a banking company organized under the laws of California ("BANK"), being located in Arroyo Grande, California, Mid-State Bancshares, a corporation and registered bank holding company organized under the laws of California ("ACQUIROR") located in Arroyo Grande, California, Americorp, a corporation and registered bank holding company organized under the laws of California ("TARGET") located in Ventura, California, and American Commercial Bank, a banking company organized under the laws of California ("TARGET BANK"), located in Ventura, California.

         WHEREAS, Acquiror, Bank, Target and Target Bank entered into an Agreement to Merge and Plan of Reorganization dated as of April 9, 2001 (the "Agreement");

         WHEREAS, the Parties wish to make certain changes and amendments to the Agreement which they believe to be in the best interest of their respective shareholders;

         NOW, THEREFORE, in consideration of the premises and mutual promises of the parties, the Parties hereto agree as follows:

1.            Recital F is amended in full as follows:

              "F. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")."

2. The following definitions are hereby added to Section 1.1 or, in the event that the definition is already contained in the Agreement, amended in full as follows:

              "`CASH ELECTION' shall have the meaning given such term in Section 2.7(a)."

              "`COMBINATION CASH ELECTION' shall have the meaning given such term in Section 2.7(a)."

              "`COMBINATION STOCK ELECTION' shall have the meaning given such term in Section 2.7(a)."

              "`ELECTION' shall have the meaning given such term in Section 2.7(a)."

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              "`ELECTION DEADLINE' shall have the meaning given such term in
              Section 2.7(b)."

              "`ELECTION FORM' shall have the meaning given such term in Section 2.7(a)."

              "`ELECTION FORM RECORD DATE' shall have the meaning given such term in Section 2.7(a)."

              "`EXCHANGE RATIO' means the number of shares of Acquiror Stock into which a share of Target Stock shall be converted which shall be equal to the amount (to the nearest ten thousandth) as set forth herein below:

              (i) If the Average Closing Price is not less than $15.15 and is not more than $17.61, the Exchange Ratio shall be calculated by dividing $28.75 by the Average Closing Price;

              (ii) If the Average Closing Price is more than $17.61, but not more than $18.42, the Exchange Ratio shall be 1.6335;

              (iii) If the Average Closing Price is more than $18.42, the Exchange Ratio shall be calculated by dividing $30.09 by the Average Closing Price; provided, however, that if Acquiror shall have entered into a definitive agreement for a Change of Control (which definitive agreement shall not have terminated at the Effective Time) and the Average Closing Price is more than $18.42, the Exchange Ratio shall be 1.6335;

              (iv) If the Average Closing Price is less than $15.15 but not less than $14.00, the Exchange Ratio shall be 1.8977;

              (v) If the Average Closing Price is less than $14.00, the Exchange Ratio shall be calculated by dividing $27.19 by the Average Closing Price subject to Acquiror's right to terminate the Agreement as set forth in Section 10.1(g).

                   The Exchange Ratio shall be adjusted for any Litigation
              Expenses incurred in resolving the Litigation Contingencies if the total amount of Litigation Expenses is in excess of $250,000; provided, however, that the amount of Litigation Expenses shall be reduced by the amount of any insurance proceeds actually received or certain, in the reasonable judgment of Acquiror and Target Bank, to be received from an insurer of Target or Target Bank. "Litigation Expenses" includes the pre-tax amounts of each and every cost and expense incurred by Target or Target Bank from the date hereof until the Effective Time in connection with the resolution or final disposition of the Litigation Contingencies, including the amounts of any judgments, damages of all kinds, settlements, legal fees, court costs, costs of mediators, arbitrators and experts, reimbursements to third parties (including any insurer of Target or Target Bank) and all other expenses of or relating to the Litigation Contingencies. To the extent that an item


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              related to a Litigation Expense shall have already been booked and expensed by Target and Target Bank as of the date hereof, no further adjustment shall be made as a result thereof. In the event of an adjustment to the Exchange Ratio resulting from Litigation Expenses, the Exchange Ratio shall be calculated (to the nearest ten thousandth) according to the following:

              (V) If the Average Closing Price is not less than $15.15 and is not more than $17.61, the Exchange Ratio shall be calculated according to the following formula:

                                   $28.75 - X
                             ----------------------
                             Average Closing Price;

              (W) If the Average Closing Price is more than $17.61, but not more than $18.42, the Exchange Ratio shall be calculated according to the following formula:

                                   $28.75 - X
                             ----------------------
                                     $17.61

              (X) If the Average Closing Price is more than $18.42, the Exchange Ratio shall be calculated according to the following formula:

                                   $30.09 - X
                             ----------------------
                              Average Closing Price

              provided, however, that if Acquiror shall have entered into a definitive agreement for a Change of Control (which definitive agreement shall not have terminated at the Effective Time) and the Average Closing Price is more than $18.42, the Exchange Ratio shall be as calculated in (W), above;

              (Y) If the Average Closing Price is less than $15.15 but not less than $14.00, the Exchange Ratio shall be calculated according to the following formula:

                                   $28.15 - X
                             ----------------------
                                     $15.15

              (Z) If the Average Closing Price is less than $14.00, the Exchange Ratio shall be calculated according to the following formula:

                                   $27.19 - X
                             ----------------------
                              Average Closing Price

              subject to Acquiror's right to terminate the Agreement as set forth in Section 10.1(g).

              In each of the foregoing, "x" represents the dollar amount of Litigation Expenses


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              in excess of $250,000 divided by the outstanding shares of Target
              Stock (determined as of the day on which the Average Closing Price is determined."

              "`MAILING DATE' shall have the meaning given such term in Section 2.7(a)."

              "`MINIMUM STOCK AMOUNT' shall have the meaning given such term in
              Section 2.7(c)."

              "`PER SHARE CASH CONSIDERATION' is an amount of cash equal to the Exchange Ratio multiplied by the Average Closing Price."

              "`STOCK DESIGNATED SHARES' shall have the meaning given such term in Section 2.7(d)."

              "`STOCK ELECTION' shall have the meaning given such term in
              Section 2.7(a)."

              "`TOTAL CONSIDERATION' shall have the meaning given such term in
              Section 2.7(c)."

              "`UNDESIGNATED SHARES' shall have the meaning given such term in
              Section 2.7(a)."

3. Section 2.3(a) of the Agreement is hereby amended in full as follows:

              "(a) Subject to the exceptions and limitations in Section 2.4, each outstanding share of Target Stock shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.7, either:

                   (i) shares of Acquiror Stock in accordance with the Exchange Ratio; or

                   (ii)  cash in the amount of the Per Share Cash Consideration;
                         or

                   (iii) a combination of Acquiror Stock and cash in the per
                         share amounts set forth in Section 2.3(a)(i) and
                         (a)(ii) above.

              Notwithstanding the provisions of this Section 2.3(a) and Sections
2.5 and 2.7, there will be no right for the holders of Americorp Stock to Elect to receive cash for their shares if the Parties agree that the Merger will be accounted for as a "pooling" pursuant to Section 7.9."

4.            Section 2.5 of the Agreement is hereby amended in full as follows:

              "2.5 EXCHANGE PROCEDURES.

                   (a) As of the Effective Time, Acquiror shall have deposited with the Exchange Agent for the benefit of the holders of shares of Target Stock, for


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              exchange in accordance with this Section 2.5 through the Exchange
              Agent, certificates representing the shares of Acquiror Stock issuable pursuant to Section 2.3 and funds in an amount not less than the amount of cash payable pursuant to Elections (as hereinafter defined) and the amount of cash payable in lieu of fractional shares of Acquiror Stock which would otherwise be payable in connection with Section 2.3 hereof, but for the operation of Section 2.4 of this Agreement (collectively, the "Exchange Fund").

              (b) Acquiror shall direct the Exchange Agent to mail on the Mailing Date (as hereinafter defined) to each holder of record of a certificate or certificates (the "Certificates"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), (ii) an Election Form (as hereinafter defined), and (iii) instructions for use in effecting the surrender of the Certificates. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration provided herein, and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing Target Stock, the transfer of ownership which is not registered in the transfer records of Target, the consideration provided herein will be paid if the Certificate representing such Target Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5 and except as provided in subsection (g) hereof, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration provided herein. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Target should be unable to surrender the Certificates for such shares, because such Certificates have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Acquiror, such bond in form and substance and with surety reasonably satisfactory to Acquiror and thereafter shall be entitled to receive the consideration provided herein. No interest shall be paid on the Per Share Cash Consideration (as hereinafter defined).

              (c) No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate who are to receive Acquiror Stock pursuant to the provisions hereof until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate by a holder receiving Acquiror Stock pursuant to the provisions hereof, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distribution with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Stock.

              (d) All shares of Acquiror Stock issued upon the surrender for exchange of Target Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Stock, and there shall be no further registration of transfers on the stock transfer books of Target or Acquiror of the shares of Target Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to Acquiror for any reason, they shall be canceled and exchanged as provided in this Agreement.

              (e) Any portion of the Exchange Fund which remains undistributed to the shareholders of Target following the passage of six months after the Effective Time shall be delivered to Acquiror, upon demand, and any shareholders of Target who have not theretofore complied with this Section 2.5 shall thereafter look only to Acquiror for payment of their claim for the consideration provided herein and any dividends or distributions with respect to Acquiror Stock.

              (f) Neither Acquiror nor Target shall be liable to any holder of shares of Target Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Acquiror Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Acquiror Stock for the account of the Persons entitled thereto. Former shareholders of record of Target who are to receive shares of Acquiror Stock pursuant to the provisions hereof shall be entitled to vote after the Effective Time at any meeting of Acquiror shareholders the number of whole shares of Acquiror Stock into which their respective shares of Target Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Acquiror Stock in accordance with the provisions of this Agreement."

5.            Section 2.7 is hereby added to read as follows:

              "2.7 ELECTION AND PRORATION PROCEDURES.

              (a) An election form and other appropriate and customary transmittal materials in such form as Acquiror and Target shall mutually agree ("Election Form") shall be mailed no less than 35 days prior to the anticipated Effective Time or on such other date as Target and Acquiror shall mutually agree ("Mailing Date") to each holder of record of Target Stock as of five Business Days prior to the Mailing Date ("Election Form Record Date"). Acquiror shall make available one or more Election Forms as maybe reasonably requested by all persons who become holders (or beneficial owners) of Target Stock after the Election Form Record Date and prior to the Election Deadline (as defined below), and Target shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) Acquiror Stock (a "Stock Election") with respect to all of such holder's Target Stock, (ii) cash (a "Cash Election") with respect to all of such holder's Target Stock, or
              (iii) a specified number of shares of Target Stock to receive Acquiror Stock (a "Combination Stock Election") and a specified number of shares of Target Stock to receive cash (a "Combination Cash Election"). Any Target Stock (other than Target Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

              (b) Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. Pacific Time on or before the 30th day following the Mailing Date, or such other time and date as Acquiror and Target may mutually agree (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Target Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Target Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Target Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and Acquiror shall cause the certificates representing such shares of Target Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election,

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              revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Acquiror and Target required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Acquiror nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

              (c) For purposes of this Section 2.7, the following definitions shall apply:

              (i) "Total Consideration" shall mean the sum of (A) the product of
              (1) the Average Closing Price and (2) the number of shares of Acquiror Stock actually issued to holders of Target Stock in the Merger, (B) the amount of cash actually issued to holders of Target Stock in the Merger pursuant to Cash Elections and Combination Cash Elections, (C) the amount of cash actually issued to holders of Target Stock in the Merger in lieu of fractional shares of Acquiror Stock, and (D) an amount equal to the number of shares of Target Dissenting Shares as to which the holder's demand to exercise dissenter's rights shall not have been withdrawn as of the Effective Time multiplied by the greater of (1) the product of the Exchange Ratio and the Average Closing Price and (2) the Per Share Cash Consideration.

              (ii) "Minimum Stock Amount" shall mean the lowest whole number of shares of Acquiror Stock which, if multiplied by the Average Closing Price, results in a dollar amount at least equal to 60 percent of the Total Consideration.

              (d) As promptly as practicable after the Effective Time, but not later than 10 days after the Effective Time, Acquiror shall use its best efforts to cause the Exchange Agent to effect the allocation among the holders of Target Stock of rights to receive Acquiror Stock or cash in the Merger as follows:

              (i) If the conversion of the shares of Target Stock for which Stock Elections and Combination Stock Elections shall have effectively been made (based upon the Exchange Ratio) would not result in a number of shares of Acquiror Stock being issued that is at least equal to the Minimum Stock Amount (which shall be determined for this purpose on the assumption that all shares of Target Stock [other than (A) those for which Stock Elections or Combination Stock Elections have been made or (B) are Undesignated Shares] would be entitled to receive the Per Share Cash Consideration), then, to the extent necessary so that the number of shares of Acquiror Stock to be issued in the Merger shall be at least equal to the Minimum Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

                   (1) all shares of Target Stock (A) for which Stock Elections and Combination Stock Elections have been made or (B) are Undesignated Shares shall be converted into the right to receive shares of Acquiror Stock equal to the product of the Exchange Ratio multiplied by the number of

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                   shares of Target Common Stock covered by such Stock Elections or Combination Stock Elections;

                   (2) the Exchange Agent shall select by lot according to the formula as described in subsection (iv) of this Section 2.7(d), from among holders of Cash Election shares and Combination Cash Election shares a sufficient number of such shares ("Stock Designated Shares") until the number of shares of Acquiror Stock that will be issued in the Merger upon the conversion of such Stock Designated Shares equals the Minimum Stock Amount, and all Stock Designated Shares shall be converted into the right to receive Acquiror Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Target Common Stock covered by such Stock Designated Shares; and

                   (3) After completion of the foregoing selection process, the Combination Cash Election shares and Cash Election shares not treated as Stock Designated Shares shall be converted into the right to receive the Per Share Cash Consideration.

              (ii) If the sum of the aggregate number of shares of Target Stock
              (A) for which Stock Elections and Combination Stock Elections shall have effectively been made, and (B) are Undesignated Shares would result in a number of shares of Acquiror Stock being issued that is at least equal to the Minimum Stock Amount,

                   (1) the shares of Target Stock for which Stock Elections and Combination Stock Elections have been made shall be converted into the right to receive Acquiror Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Target Common Stock covered by such Stock Elections and Combination of Stock Elections;

                   (2) the shares of Target Stock for which Cash Elections and Combination Cash Elections have been made shall be converted into the right to receive the Per Share Cash Consideration; and

                   (3) the Undesignated Shares shall be converted into the right to receive Acquiror Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Target Common Stock which are Undesignated Shares.

              (iii) Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this Section 2.7(d), the aggregate value of the shares of Acquiror Stock that would be issued pursuant to the Merger (valued at the Average Closing Price) is less than 60 percent of the Total Consideration, Acquiror shall be authorized to reallocate shares of Acquiror Stock and cash among the holders of the Target Stock, or to vary the number of

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              shares of Acquiror Stock to be issued the Merger, in a manner such that the number of shares of Acquiror Stock to be issued in the Merger shall be not less than the Minimum Stock Amount as described in Section 2.7(d)(iv).

              (iv) If all the Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are less than the Minimum Stock Amount, then:

                       (A) a cash proration factor (the "Cash Proration Factor")
                   shall be determined by dividing the Minimum Stock Amount (less the shares for which a Stock Election and Combination Stock Election has been made, plus all the Undesignated Shares) by the sum of the total number of shares of Target Common Stock with respect to which Cash Elections and Combination Cash Elections were made. Each holder of Target Common Stock who made a Cash Election or Combination Cash Election shall be entitled to:

                           (I) cash equal to the product of (x) the Per Share
                       Cash Consideration, multiplied by (y) the number of shares of Target Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor; and

                           (II) the number of shares of Target Common Stock
                       equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Target Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

              (v) Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in Section 2.7(d)(iv), the aggregate value of the Acquiror Common Stock that would be issued pursuant to the Merger is less than the Minimum Stock Amount to be paid in exchange for Target Common Stock, Target and Acquiror shall be authorized to reallocate, in good faith and in such a manner as they reasonably determine to be fair and equitable, shares of Acquiror Common Stock and cash among the holders of Target Common Stock, or to vary the number of shares of Acquiror Common Stock to be issued in the Merger, in a manner such that the number of shares of Acquiror Common Stock to be issued in the Merger shall not be less than the Minimum Stock Amount.

              (e) CALCULATIONS. The calculations required by Section 2.7(d) shall be prepared by Acquiror prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of Acquiror and furnished to Target at least two Business Days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of

              Acquiror Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

              (v) Notwithstanding any other provision of this Agreement (other than Section 2.7(d)(iii) hereof), if any share of Target Dissenting Shares fails to become Target Perfected Dissenting Shares, such Target Dissenting Shares shall automatically be converted into and represent the right to receive Acquiror Stock in accordance with the Exchange Ratio."

6. Section 3.12 of the Agreement is hereby amended in full as follows:

              "3.12 POOLING OF INTERESTS. Except as disclosed in the Acquiror's Disclosure Letter, no event has occurred to the knowledge of Acquiror or Bank or is reasonably foreseeable (including any transaction contemplated by this Agreement) that would prevent the Merger as being accounted for on a pooling of interests basis."

7. Section 4.28 of the Agreement is hereby amended in full as follows:

              "4.28 POOLING OF INTERESTS. Except as disclosed in the Target's Disclosure Letter, no event has occurred to the knowledge of Target or Target Bank or is reasonably foreseeable (including any transaction contemplated by this Agreement) that would prevent the Merger as being accounted for on a pooling of interests basis."

8.            Section 5.3(a)(3) is hereby deleted.

9.            Section 5.3(a)(7) is hereby amended in full as follows:

              "(7) knowingly take or cause to be taken any action which would disqualify the Merger and/or the Bank Merger as a "reorganization" within the meaning of Section 368 of the Code."

10.           Section 7.9 is hereby added to read as follows:

              "7.9 ACCOUNTING TREATMENT. The Parties agree that certain events may have occurred which will disqualify the Merger and the other transactions contemplated hereby from being accounted for on a "pooling of interest" basis. The Parties further agree that it is their current intent that the Merger and the other transactions contemplated hereby be accounted for as a "purchase" under GAAP. If the Parties mutually agree to cure all disqualifying events and such disqualifying events are in fact cured prior to the Effective Time, the Merger and the other transaction contemplated hereby will be accounted for on a "pooling of interest" basis."

11.           Section 8.1(h) is hereby amended in full as follows:

              "(h) If Acquiror intends for the Merger and the other transactions contemplated


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              hereby to be accounted for as a "pooling of interest" pursuant to
              Section 7.9, AA shall have delivered a written opinion to Target and Acquiror that the Merger and the other transactions contemplated hereby will qualify for pooling-of-interest accounting treatment. In making its determination that the Merger will qualify for such treatment, AA shall be entitled to assume that cash will be paid with respect to all shares held of record by any holder of Dissenting Shares. In connection with AA's opinion, Vavrinek shall have delivered to AA its opinion that the Target is a "poolable" entity under GAAP.

12.           Section 10.1(g) is hereby amended in full as follows:

              "(g) By Acquiror during the five trading day period preceding the anticipated Effective Date, if the Average Closing Price is less than $14.00 subject, however, to the following provisions. If Acquiror elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Target; provided that such notice may be withdrawn by Acquiror at any time within two business days following the giving of such notice by Acquiror to Target. If said notice is rescinded by Acquiror during said two day period, no termination shall have occurred pursuant to this subsection and this Agreement shall remain in effect in accordance with its terms."

13. Sections 8.1(c), 10.1(b) and 10.1(c) are hereby amended by deleting "September 30, 2001" and inserting in its place "October 31, 2001."

14. Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

15. This First Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

16. Except as herein amended, the Agreement shall remain in full force and effect.

17. This First Amendment shall be governed by and construed in accordance with the laws of the State of California.

         WITNESS, the signature of Acquiror, as of the 24th day of May 2001, set by its Chairman and attested to by its Assistant Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

         MID-STATE BANCSHARES


By:  /s/ CARROL R. PRUETT                   Attest:  /s/ JAMES G. STATHOS
     ---------------------------                     ---------------------------
         Carrol R. Pruett                                James G. Stathos
         Chairman of the Board                           Assistant Secretary


         WITNESS, the signature of Mid-State Bank, as of the _____ day of May, 2001 set by its President and attested to by its Assistant Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

         MID-STATE BANK


By:  /s/ JAMES W. LOKEY                     Attest:  /s/ JAMES G. STATHOS
     ---------------------------                     ---------------------------
         James W. Lokey                                  James G. Stathos
         President                                       Assistant Secretary


         WITNESS, the signature of Americorp, as of the 24th day of May, 2001 set by its Chairman and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

        AMERICORP


By:  /s/ ROBERT J. LAGOMARSINO              Attest:  /s/ EDWARD PAUL
     ---------------------------                     ---------------------------
         Robert J. Lagomarsino                           Edward Paul
         Chairman of the Board                           Secretary

         WITNESS, the signature of American Commercial Bank, as of the 24th day of May, 2001 set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

         AMERICAN COMMERCIAL BANK


By:  /s/ GERALD J. LUKIEWSKI                Attest:  /s/ EDWARD PAUL
     ---------------------------                     ---------------------------
         Gerald J. Lukiewski                             Edward Paul
         President                                       Secretary